Filed Pursuant to Rule 424(b)(3)
Registration No. 333-134127

Prospectus Supplement No. 1
(To prospectus dated December 11, 2006)

PACIFICNET INC.
3,152,228 Shares of Common Stock

This prospectus supplement, dated February 7, 2007, supplements the prospectus dated December 11, 2006 of PacificNet Inc., relating to the resale by selling shareholders of PacificNet Inc. of up to 3,152,228 shares of our common stock. You should read this prospectus supplement in conjunction with the prospectus. This prospectus supplement is qualified by reference to the prospectus, except to the extent that the information contained in this prospectus supplement supersedes the information contained in the prospectus. This prospectus supplement is not complete without, and may not be utilized except in connection with, the prospectus, including any amendments or additional supplements thereto.

INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” BEGINNING ON PAGE 5 OF THE PROSPECTUS FOR A DISCUSSION OF RISKS APPLICABLE TO US AND AN INVESTMENT IN OUR COMMON STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Private Placement of Convertible Debentures and Warrants

On January 31, 2007, the Company delivered a notice to each Holder of its Variable Rate Convertible Debentures due March 2009 of its election to pay the monthly redemption amount for each of January and February 2007 in shares of common stock. Subsequently on February 1, 2007, the Company delivered a notice to each Holder of its election to pay the monthly redemption amount for March 2007 in shares of common stock. An aggregate of 166,012 shares of common stock will be issued to the Holders and, following such issuance, may be resold pursuant to registration under the Securities Act of 1933, as amended. Such shares were registered on a Registration Statement on Form S-1 (Reg. No. 333-134127) declared effective on December 8, 2006, of which the prospectus is part.